Exhibit 3.2

AMENDMENT TO THE

AMENDED AND RESTATED BY-LAWS OF

FIRST CALIFORNIA FINANCIAL GROUP, INC. EFFECTIVE JUNE 21, 2007

“Section 2.4 (Certain By-Law Amendments) shall be deleted in its entirety and all subsequent sections of Article II shall be renumbered accordingly.”